





According to leading physicians*:

"MHS LightTouch offers the potential of a cost effective and efficient modality for earlier detection of CIN2+ disease in women at risk for cervical disease, while at the same time reducing the number of colposcopies and biopsies currently performed on normal and benign cervices."

* American Society for Colposcopy and Cervical Pathology 2010 Biennial Meeting Abstract

Guided Therapeutics™